EXHIBIT 18.1

November 23, 2016

Members of the Board of Directors of
Johnson Controls International plc

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended September 30, 2016 and issued our report thereon dated November 23, 2016.

Note 1 to the financial statements describes a change in accounting principle from recognizing asbestos related defense costs as incurred when legal services are provided to recognizing asbestos related defense costs when those costs are both probable and can be reasonably estimated. It should be understood that the preferability of one acceptable method of accounting over another for recognition of defense costs associated with loss contingency has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin